Exhibit 99.3

R1 RCM Announces Leadership Succession Plan

Lee Rivas Appointed Chief Executive Officer, effective January 1, 2023; Joseph Flanagan to Continue Serving on Board

John Sparby, Chief Operating Officer, Appointed President

MURRAY, Utah, November 8, 2022 — R1 RCM Inc. (NASDAQ: RCM) (“R1” or the “Company”), a leading provider of technology-driven solutions that transform the patient experience and financial performance of healthcare providers, today announced that its Board of Directors has appointed Lee Rivas to succeed Joseph Flanagan as Chief Executive Officer, effective January 1, 2023, at which time Mr. Rivas will also join the Company’s Board. Mr. Flanagan will step down effective January 1, 2023, following a distinguished nearly 10-year career with R1, and will continue to serve as a member of the Company’s Board. As part of a planned succession process, Mr. Flanagan will transition to serve as Executive Advisor to the CEO.

In addition, John Sparby, who joined the Company in 2004 and currently serves as Chief Operating Officer, has been appointed to succeed Mr. Rivas as President, effective January 1, 2023.

“With the integration of Cloudmed nearing a successful completion, this is the right time for an orderly leadership transition,” said Mr. Flanagan. “Lee and I have worked closely together over the past year, and his leadership, experience, skills and passion make him the ideal person to lead our company. I am confident Lee and our team will continue to build upon R1’s long track record of delivering results to our provider partners, transforming the patient experience, supporting our global employees and driving shareholder value.”

“After almost 10 years with the Company, Joe has been transparent about his desire to transition from the CEO role in order to spend more time with his family,” said Anthony J. Speranzo, Chair of the R1 Board. “The Board and Joe have regularly discussed succession planning, and today’s announcement is the culmination of that work. On behalf of the Board and the entire R1 team, we thank Joe for his steadfast vision and leadership that have shaped R1 into a global leader and created tremendous value for our customers and shareholders.”

Mr. Speranzo continued, “Through our thoughtful and deliberate succession planning process Lee was the natural choice to succeed Joe. We are confident that Lee will build upon R1’s outstanding track record of leadership, excellence and value creation.”

Mr. Rivas said, “I am honored to lead a company with such a strong mission, team members, and track record of delivering results for providers. I look forward to building on this mission and delivering great value to our customers and other stakeholders.”

In a separate press release issued today, R1 announced results for the three months ended September 30, 2022. R1’s management team will host a conference call today, November 8, 2022, at 8:00 a.m. ET to discuss its financial results and leadership succession plan.

About Lee Rivas

Mr. Rivas joined R1 in June 2022 and currently serves as President. He has more than 20 years of leadership experience in technology and healthcare. Prior to joining R1, he served as the Chief Executive Officer of Cloudmed. Mr. Rivas also served as a senior leader at RELX, a global provider of information analytics solutions, and as CEO of its healthcare division, where he was instrumental in building the healthcare technology business for LexisNexis Risk Solutions, which combined consumer, provider and health plan data to deliver analytic insight to customers. Prior to RELX, Mr. Rivas was an engagement manager with McKinsey & Company. He began his career as an officer in the U.S. Army, where he held several leadership positions in the U.S. and abroad. Mr. Rivas is a graduate of the United States Military Academy at West Point and has an M.B.A. from the Harvard Business School.

About John Sparby

Mr. Sparby joined R1 in January 2004 and has served as Executive Vice President, Chief Operating Officer since January 2021. Mr. Sparby is the operational leader of the Company’s revenue cycle customer engagements. Prior to this role, he served in various other positions at R1, including leader of the East region and leader of the Ascension Michigan Market, and held other leadership roles in the Shared Services group. Prior to joining R1, Mr. Sparby spent seven years at Stockamp & Associates leading large-scale, end-to-end revenue cycle re-engineering projects primarily for academic health systems. Mr. Sparby has a B.A. in healthcare administration and political science from Concordia College.

About R1 RCM

R1 is a leading provider of technology-driven solutions that transform the patient experience and financial performance of hospitals, health systems, and medical groups. R1’s proven and scalable operating models seamlessly complement a healthcare organization’s infrastructure, quickly driving sustainable improvements to net patient revenue and cash flows while reducing operating costs and enhancing the patient experience. To learn more, visit: r1rcm.com.

Contact:

R1 RCM Inc.

Investor Relations:

Atif Rahim

312.324.5476

investorrelations@r1rcm.com

Media Relations:

Morgan Mathis

310.528.6306

morgan@highwirepr.com